UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 30, 2010

Medical Connections Holdings, Inc.
 (Exact name of registrant as specified in its charter)

Florida	333-72376	65-0902373
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2300 Glades Road, Suite 207E
Boca Raton FL 33431
(Address of Principal Executive Office) (Zip Code)

(561)353-1110
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.01 and 5.02.  Change of Control in Registrant; Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer

Appointment of Jeffrey Rosenfeld as Chief Executive Officer

On July 30, 2010, Medical Connections Holdings, Inc. announced that it had appointed Jeffrey Rosenfeld to serve as its Chief Executive Officer.   Mr. Rosenfeld has served as the Chief Operating Officer of the Company since March 2010 and as a director of the Company since July 2008.  Effective as of July 30, 2010, the Company entered into an employment agreement with Mr. Rosenfeld to serve as its Chief Executive Officer.  As consideration for Mr. Rosenfeld to enter into this employment agreement, the Company agreed to issue 400,000 shares of the Company's  Series C preferred stock ("Series C Preferred Stock") to Mr. Rosenfeld.  In addition, Mr. Rosenfeld received a grant of 500,000 shares of the Company's common stock.   For additional information about the terms of the Series C Preferred Stock, please see "Bonus Payments to Executives, Series C Preferred Stock and Change in Control."

 During his first year of employment, Mr. Rosenfeld's salary is annual salary will be $200,000.  In his second and third years of employment, Mr. Rosenfeld's salary will be increased to, $225,000 and $250,000 respectively.   Mr. Rosenfeld is entitled to receive annual stock awards of 500,000, 750,000 and 1 million shares of the Company's common on the anniversaries of his first, second and third years of employment with the Company.  Mr. Rosenfeld is entitled to participate in any bonus plan, incentive compensation program, incentive stock option plan or other benefits which are available to other similar situated executives of the Company. Mr. Rosenfeld  is also entitled to receive an annual discretionary bonus equal to 33% of his base salary, at the discretion of the Company's Board of Directors.  His employment agreement contains customary confidentiality and non-competition clauses.  His employment agreement is for a term of three years, unless otherwise terminated as specified therein. If the Company terminates the employment of Mr. Rosenfeld for any reason other than for cause, death or disability, Mr. Rosenfeld will receive one year's salary or the balance of payments due under his employment agreement, whichever is greater.

The foregoing description of Mr.  Rosenfeld's employment agreement is qualified in its entirety by reference to the full text of his employment agreement, which is attached as Exhibit 10.1 to this report and is incorporated in this report by reference.

Bonus Payments to Executives, Series C Preferred Stock and Change in Control

On July 30, 2010 , the Company's Board of Directors  approved the grant of bonus payments to Mr. Neill and Mr. Nicolosi  for exceptional services rendered in the first six months of 2010 and to ensure continuity of management at the Company during its new growth initiatives.    These services rendered by Mr. Nicolosi and  Mr. Neill included, but are not limited to identifying several new acquisition opportunities for the Company,  negotiating and structuring the terms of the proposed acquisition transactions and implementing certain operational changes in the Company's business.  The Board authorized the Company to make these bonus payments by issuing 400,000 shares of the Company's Series C Preferred Stock to Mr. Neill and 170,000 shares of the Company's Series C Preferred Stock to Mr. Nicolosi.

  Each share of Series C Preferred Stock has 100 votes per share and will vote together with holders of the Company's common stock and Series B Preferred Stock as a single class on all matters presented to  the Company's shareholders at an annual or special meeting (or pursuant to written consent), except with respect to the matters relating to the election of directors.   The holders of a majority of shares of the Company's Series C Preferred Stock will have the  right to appoint a majority of the directors serving on the Company's Board.  The Series C Preferred Stock does not have any dividend or liquidation preferences.   As a result of the issuance of an aggregate of 970,000 shares of the Company's Series C Preferred Stock to Messrs. Neill, Nicolosi and Rosenfeld, their voting ownership in the Company has increased from approximately 33.79% to 66.31%.  As described above, the Board authorized this issuance of Series C Preferred Stock to Mr. Rosenfeld as consideration for him entering into an employment agreement with the Company and granted shares of Series C Preferred Stock to Mr. Neill and Mr. Nicolosi as bonuses for exceptional services provided to the Company.    Additionally, the Board authorized the issuance because it deemed it in the best interest of the Company for Mr. Neill, Mr. Nicolosi and Mr. Rosenfeld to retain management control so the Company can implement its acquisition strategy.  It may be necessary for the Company to issue or sell additional securities in implementing its acquisition strategy which could result in dilution and a possible change in control of the Company.  With the issuance of  the shares of the Company's Series C Preferred Stock, Mr. Neill, Mr. Nicolosi and Mr. Rosenfeld will be able to focus on the Company's long term strategy.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1           Employment Agreement dated July 30, 2010 between Medical Connection Holdings, Inc. and Jeffrey Rosenfeld*

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MEDICAL CONNECTIONS HOLDINGS, INC.

Date: July 30, 2010	By:	/s/ Anthony Nicolosi
Anthony Nicolosi
President

EXHIBIT INDEX

10.1           Employment Agreement dated July 30, 2010 between Medical Connection Holdings, Inc. and Jeffrey Rosenfeld